Exhibit 3.187
CERTIFICATE OF FORMATION
OF
RIVERSIDE NURSING HOME ASSOCIATES, L.L.C.
1.	The name of the limited liability company is Riverside Nursing Home Associates, L.L.C.
2.	The address of the registered agent in the State of Delaware is 1209 Orange Street, in the city of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
     In WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Riverside Nursing Home Associates, L.L.C. this 16th day of December, 1999.

/s/ Margaret C. Schick
Margaret C. Schick, Authorized Person